Exhibit 10.30

November 30, 2014

Rogerio Vivaldi Coelho, M.D.

716 Newton Street

Brookline, MA  02467

Re:Separation and Release Agreement

Dear Rogerio:

This letter constitutes the separation agreement (the “Agreement”) that Minerva Neurosciences, Inc. (formerly known as Cyrenaic Pharmaceuticals, Inc.) (“Minerva”) is offering to you to aid in your employment transition.

1.Resignation; Separation Date.  You acknowledge that you have resigned as Chief Executive Officer, member of the Board of Directors and all other executive, officer or director positions with Minerva as well as Chairman of the Board of and all other positions with Mind-NRG SA, Minerva’s wholly-owned subsidiary (Minerva and Mind-NRG SA together, the “Company”) effective as of November 20, 2014.   You further acknowledge that you have resigned as an employee of the Company effective as of November 30, 2014 (the “Separation Date”).

2.Accrued Salary and Vacation.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.Severance.  If you timely return this fully signed and dated Agreement to the Company, and allow it to become effective, and (a) you comply with the restrictive covenants contained in Section 9 of the Employment Agreement (as defined below) and (b) you materially comply with your obligations contained in Section 10 of the Employment Agreement, the Company will pay you, as severance: (i) $194,792, less standard payroll deductions and withholdings, which represents a pro-rata portion of your 2014 annual bonus, paid in a lump sum on the first regular payday in 2015, but no earlier than one week after the Effective Date (as defined in Section 18 below); plus (ii) $425,000, less standard payroll deductions and withholdings, which represents the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, paid in installments over twelve (12) months on the Company’s ordinary payroll dates, commencing on the first regular payday in 2015, but no earlier than one week after the Effective Date, with the first installment to include payment for any payments that would have occurred earlier but for the effectiveness of the release set forth herein.

4.Health Care Continuation Coverage.

(a)COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(b)COBRA Premiums. Provided that you sign and do not revoke this Agreement and timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable), less the amount charged to active employees for health coverage (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; or (ii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.  In the event the payments described in this paragraph are treated as taxable income to you, the Company will provide you with an additional amount to cover the taxes you are required to pay on such payments and the additional amount.

Rogerio Vivaldi Coelho, M.D.

November 30, 2014

(c)Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal, after all applicable taxes are paid, to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage) (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.  In the event the Company opts for the Special Cash Payments, then on the thirtieth (30th) day following the Separation Date, the Company will make the first payment to you under this Section, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation Date through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

5.Stock Options.  You were granted an option to purchase 540,722 shares of the Company’s common stock (the “Initial Option) and an option to purchase 498,621 shares of the Company’s common stock (the “Anti-Dilution Option”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”).  Under the terms of the Plan and your respective stock option agreements, vesting will cease as of the Separation Date, as of which date 135,181 of your shares underlying the Initial Option will have vested and 124,655 of your shares underlying the Anti-Dilution Option will have vested.  However, as additional severance benefits under this Agreement, the Company will: (i) provide you with accelerated vesting such that an additional 135,181 shares of the Company’s common stock underlying the Initial Option (which represents the amount of unvested shares subject to the Initial Option that would have vested during the twelve (12) month period following the Separation Date) shall vest as of the Separation Date and an additional 124,655 shares of the Company’s common stock underlying the Anti-Dilution Option (which represents the amount of unvested shares subject to the Anti-Dilution Option that would have vested during the twelve (12) month period following the Separation Date) shall vest as of the Separation Date; and (ii) extend the time period within which you may exercise your vested shares until the sooner to occur of: (y) that date that is twelve (12) months following the Separation Date, or (z) the Expiration Date (as defined in the applicable stock option agreement).  Except as expressly provided in this Section, the Initial Option and the Anti-Dilution Option will continue to be governed by the terms of your respective stock option agreements and the Plan.

6.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that, except as expressly provided in this Agreement, you have not earned and are not owed any bonus, vacation, incentive compensation, commissions or equity.

7.Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.SEC Filings.  You are aware that, as an officer and director of the Company during the fiscal year ended December 31, 2014 (the “2014 Fiscal Year”), you must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of such fiscal year, unless you have previously reported all transactions and holdings otherwise reportable on Form 5.  After reviewing your records, you hereby certify to the Company that (i) you have timely made all required Form 3 and Form 4 filings for the 2014 Fiscal Year and (ii) you are not required to file a Form 5 for the 2014 Fiscal Year.  You understand and acknowledge that the Company will rely on this certification for purposes of preparing any necessary Form 5 filings and disclosing late or delinquent Form 3 or Form 4 filings in its Form 10-K to be filed with the Securities and Exchange Commission for the 2014 Fiscal Year and in its annual proxy statement to the stockholders of the Company.

Rogerio Vivaldi Coelho, M.D.

November 30, 2014

9.Return of Company Property.  By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).

10.Proprietary Information, Non-Solicitation and Non-Competition Obligations.  You acknowledge your continuing obligations under the Employment Agreement between you and the Company dated October 4, 2013 (the “Employment Agreement”) not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and non-solicitation restrictions as described in Section 9 of the Employment Agreement.  A copy of the Employment Agreement is attached hereto as Exhibit A.

11.Confidentiality.  You acknowledge and agree that this Agreement and the terms hereof may be publicly disclosed by the Company in various of its filings with the Securities and Exchange Commission in accordance with its public reporting requirements.  Until such time, if it were to occur, you agree to treat the terms of this Agreement as confidential; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

12.Non-Disparagement.  Both you and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Without limiting the foregoing, you and the Company agree to make no public statement concerning your separation from employment, including any statement to the media or to the Company’s employees, consultants, business partners, or investors, unless consistent with the 8-K filed in connection with your separation from employment and without first consulting with the other party.

13.Cooperation After Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours, upon reasonable advance notice, to answer discrete questions relating to your former employment.

14.No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  Further, you agree to comply with your obligations under Section 10 of the Employment Agreement.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

15.No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

Rogerio Vivaldi Coelho, M.D.

November 30, 2014

16.Employee’s General Release of Claims.  In exchange for the payments and benefits, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, subject to the exceptions set forth in Section 17 below, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Massachusetts Wage Act and the Massachusetts Fair Employment Practice Act (as amended).

17.Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any claims for breach of this Agreement, any claims arising after the Effective Date of this Agreement and/or any claims for any of the benefits or payments described in this Agreement.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement or advancement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company.  You are not releasing any rights that you have with respect to the Initial Option and/or Anti-Dilution Option or any retirement plans or other benefits in which you have vested rights.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Massachusetts Commission Against Discrimination, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

18.ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have at least twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

19.Employer’s General Release of Claims.  In exchange for the representations and commitments set forth herein, and other consideration provided to the Company under this Agreement that it is not otherwise entitled to receive, the Company, on its own behalf and on behalf of its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby generally and completely releases you, and your heirs, executors, administrators, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Company’s signing this Agreement.

20.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

Rogerio Vivaldi Coelho, M.D.

November 30, 2014

21.General.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter, excluding only your rights and obligations under your stock option agreements and the Plan.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below after the Separation Date and return the original to me within forty-five (45) days.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

Minerva Neurosciences, Inc.

By:	/s/ Marc D. Beer
Marc D. Beer
Chairman

Exhibit A – Employment Agreement

Agreed:

/s/ Rogerio Vivaldi Coelho, M.D.
Rogerio Vivaldi Coelho, M.D.
November 30, 2014
Date